Exhibit 23.2




INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Amendment No. 2 to Registration Statement No. 333-51342 of China Broadband Corp. on Form S-1 of our reports on the consolidated financial statements of China Broadband Corp. and the financial statements of Big Sky Network Canada Ltd dated March 12, 2001 and December 5, 2000, respectively (which reports express an unqualified opinion and include an explanatory paragraph relating to the development stage of the Companies operations), appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading "Experts" in such Prospectus.




Calgary, Alberta, Canada                             /S/ DELOITTE & TOUCHE LLP
May 30, 2001                                         Chartered Accountants